UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 22, 2018

Monaker Group, Inc.

(Exact name of Registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-52669	26-3509845
(Commission File Number)	(I.R.S. Employer Identification No.)

2893 Executive Park Drive, Suite 201

Weston, Florida 33331

(Address of principal executive offices zip code)

(954) 888-9779

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in its current report on Form 8-K filed on August 14, 2018, on August 10, 2018, Monaker Group, Inc. (the “Company”) received written notification from The Nasdaq Stock Market (“Nasdaq”) stating that a determination was made to grant the Company an extension to regain compliance with Nasdaq Listing Rule 5550(b) (the “Rule”) after the notice of deficiency of the terms as described below. In this notice, the Nasdaq Staff advised the Company that it had until October 20, 2018 to evidence compliance with Nasdaq’s stockholders’ equity requirement or the Company may be subject to delisting from the Nasdaq Capital Market (the “Capital Market”).

As previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (SEC) on June 22, 2018, the Company received written notice from Nasdaq dated June 19, 2018, stating that the Company was not in compliance with the Rule as the Company’s Annual Report on Form 10-K for the period ended February 28, 2018, reported stockholders’ equity of $1,204,400, which was below the minimum stockholders’ equity required for continued listing pursuant to the Rule. The Rule requires that companies listed on the Capital Market maintain a minimum of $2,500,000 in stockholders’ equity for continued listing (subject to certain exceptions, none of which were met by the Company). Nasdaq requested that, on or before July 3, 2018, the Company provide the Nasdaq Staff with specific plans to achieve and sustain compliance with the Rule, including a time frame for completion of the plan. The Company submitted a written response to Nasdaq on July 2, 2018 and, as stated above, the Nasdaq staff granted the Company an extension to evidence compliance with the Rule on or before October 20, 2018.

The Company subsequently took the following steps to regain compliance:

As previously disclosed in a Current Report on Form 8-K filed with the SEC on July 6, 2018, on July 3, 2018, and effective as of July 2, 2018, the Company and Bettwork Industries, Inc., whose common stock is traded on the OTC Pink market under the symbol “BETW” (“Bettwork”), entered into a Debt Conversion Agreement (the “Debt Conversion Agreement”), whereby the Company converted an aggregate of $5,250,000 of principal amount owed under various convertible promissory notes held by Bettwork into 7,000,000 shares of common stock of Bettwork at $0.75 per share. The Debt Conversion Agreement provided that the Bettwork shares were issued in exchange for the convertible notes and in consideration for the full retirement and payment in full thereof, with the Company forgiving any accrued and unpaid interest thereon, and not in connection with the conversion of the convertible notes pursuant to their terms.

The transactions undertaken pursuant to the Debt Conversion Agreement, i.e., the conversion of $5.25 million in outstanding convertible promissory notes in exchange for the Bettwork’s shares described above, resulted in an increase of $5.25 million in stockholders’ equity, due to the fact that such $5.25 million owed under the convertible notes was previously 100% reserved on the Company’s February 28, 2018 balance sheet, due to the financial position of Bettwork and the fact that such 7 million Bettwork shares are included at their fair market value on the balance sheet following the conversion. The Company will record a gain or loss based on the market price of Bettwork’s shares at the end of each reporting period.

The terms of the extension granted by Nasdaq, per the extension notice received on August 10, 2018, were as follows: on or before October 20, 2018, the Company was required to furnish with the SEC and Nasdaq a report on Form 8-K evidencing compliance with the Rule by disclosing (i) the original deficiency letter from Staff dated June 19, 2018, (ii) a description of the completed transactions or events that enabled the Company to satisfy the stockholders’ equity requirement for continued listing, (iii) an affirmative statement that, as of the date of the report the Company believed that it had regained compliance with the stockholders’ equity requirement based upon the completed transaction or event and (iv) a disclosure stating that Nasdaq would continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of the Company’s next periodic report the Company does not evidence compliance, that the Company may be subject to delisting.

The Company affirmatively states that as of the date of this Current Report on Form 8-K, and as a result of that it has stockholders’ equity in excess of $2,500,000 based on the completion of the Debt Conversion Agreement (described above). The Company also understands that Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of its next periodic report the Company does not evidence compliance, that it may be subject to delisting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONAKER GROUP, INC.

Date: August 22, 2018	By:	/s/ Omar Jimenez
		Name:	Omar Jimenez
		Title:	Chief Financial Officer